Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES 2019 1st QUARTER RESULTS

~ Reports Operating Results In Line with Guidance ~

~ Launched Two New Digital Businesses in the Quarter ~

~ Reports $83.2 Million in Cash / $1.27 Per Diluted Share with No Debt Outstanding ~

New York, New York — May 29, 2019 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the first quarter of fiscal year 2019 ended May 4, 2019.

“For the first quarter, we executed against our strategic plan of growing our multi-brand portfolio by continuing to build our Fashion to Figure business and by bringing to market digitally native brands that address customer opportunities. Regarding Fashion to Figure, we are pleased to see the ongoing implementation of our strategic plan resonate with the customer, as reflected in the brand’s 30% comp for the quarter. In addition, on April 4th we introduced Happy x Nature, Kate Hudson’s first ready-to-wear collection supported by Kate’s active and engaged social network. On April 25th, we introduced Uncommon Sense, a lingerie lifestyle brand which solves the challenges many women face in their lingerie choices through smarter fits, technology, and support that looks great and feels amazing,” said Gregory Scott, RTW Retailwinds, Inc. CEO.

“That said, we were disappointed by our first quarter performance in our core New York & Company business with February performance being particularly challenging, though we did experience sequential improvement throughout the quarter during the combined March and April period,” Mr. Scott continued. “Traffic, along with new customer acquisition and weak results from our SoHo Jeans sub-brand contributed to the overall disappointing results in the first quarter.”

“Moving on to the second quarter, we did experience improved performance during the first two weeks of May, including the Mother’s Day holiday.  This improvement is reflected in our guidance for the second quarter, which includes the continued investments in our new businesses,” said Mr. Scott

“Looking ahead to our long term growth, as announced today we are pleased to announce that Traci Inglis will be joining RTW in June as our President, Chief Marketing and Customer Officer.  In this newly created position, Traci brings exactly what we are looking for with her track record in translating customer data, analytics, and insights into innovative, customer-first strategies. She joins us at an important time in our multi-brand evolution and her experience will be incredibly important to our portfolio of brands as we work to reinvent the way we market and deliver experiences to our customers across all channels. Traci is the ideal leader to leverage the power of our information to engage customers and build digital brands through optimized customer experiences and new customer acquisition. I look forward to working with her on building for the future of RTW and transforming our customer journey across our portfolio of brands,” according to Mr. Scott.

For the first quarter of fiscal year 2019, the Company reported the following:

•                  Net sales were $201.0 million, as compared to $218.8 million in the prior year, reflecting a 5.3% decrease in comparable store sales, which reflects a reduction in store count by 22 closed stores from the prior year first quarter, partially offset by the inclusion of sales from Fashion to Figure.

•                  Gross profit as a percentage of net sales decreased 80 basis points to 31.2% versus fiscal year 2018 first quarter gross profit percentage of 32.0%. The decrease reflects increases in shipping rates and decreases in leverage of buying and occupancy costs.

•                  Selling, general and administrative expenses decreased by $1.4 million to $65.1 million, or 32.4% of net sales, as compared to $66.5 million, or 30.4% of net sales in the first quarter of fiscal year 2018. Included in selling, general and administrative expenses in the first quarter of fiscal year 2019 is $2.3 million of incremental spending incurred in connection with the incubation of three new businesses (Fashion to Figure, Happy x Nature, and Uncommon Sense), which was offset by a reduction in variable compensation and store selling expenses.

•                  Operating loss for the first quarter of fiscal year 2019 was $2.5 million, inclusive of $1.5 million of losses from three new businesses. This compares to operating income of $3.5 million for the first quarter of fiscal year 2018. There was no impact on operating income for the first quarter of fiscal year 2018 from the Company’s new businesses.

•                  Net loss for the first quarter of fiscal year 2019 was $2.2 million, or a loss of $0.04 per diluted share, as compared to net income of $3.1 million, or earnings of $0.05 per diluted share in the first quarter of fiscal year 2018.

Other Financial and Operational Highlights for the First Quarter of Fiscal Year 2019:

•                  Total quarter end inventory increased 4.3%, as compared to the end of the prior year period, to support the new businesses and shifts in the timing of receipts.

•                  Capital expenditures were $0.9 million, as compared to $0.3 million in the prior year period, reflecting continued spending to support new stores and the remodel/refresh of existing stores and investments in the IT infrastructure to support new businesses.

•                  The Company opened 1 New York & Company store, closed 1 New York & Company store, and remodeled/refreshed 2 New York & Company stores and 1 Outlet store, ending the first quarter with 410 stores, including 119 Outlet stores (of which 58 are clearance stores), with 2.0 million selling square feet in operation. The Company continues to maintain a highly flexible lease portfolio with approximately 70% of its leases expiring in 2 years or less.

•                  The Company ended the first quarter with $83.2 million of cash on-hand versus $78.0 million at the end of the first quarter of fiscal year 2018, with no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2019, the Company continues to focus on growth and focus on improving its operating results to drive increases in comparable store sales and annual operating income.

For the second quarter of fiscal year 2019:

•                  Net sales are expected to decrease in the low single-digit percentage range, reflecting the combination of reduced store count, and comparable store sales which are expected to be down slightly.

•                  Gross margin is expected to be down slightly, primarily reflecting increased shipping costs, partially offset by increased leverage of buying and occupancy costs.

•                  Selling, general and administrative expenses are expected to decrease by approximately $1 million versus the prior year’s second quarter. This reflects reductions in variable compensation and reduced payroll, partially offset by an increase in marketing expenses and an increase in selling expenses, driven by growth in eCommerce variable costs and the costs to support new businesses.

•                  Operating income for the second quarter is expected to be approximately breakeven, which includes approximately $1.5 million of losses associated with the three new businesses.

Additional Outlook:

•                  On-hand inventory at the end of the second quarter of fiscal year 2019 in the core New York & Company business is expected to be down in the low single digit percentage range, offset by increased in-transit levels due to the timing of receipts and inventory to support the new businesses with total inventory expected to be up in the low single digit percentage range.

•                  Capital expenditures for the second quarter of fiscal year 2019 are projected to be approximately $5 million to support new stores and the remodel/refresh of existing stores, investments in IT infrastructure, and investments in new businesses, as compared to $1.4 million of capital expenditures in the second quarter of 2018. For fiscal year 2019, capital expenditures are projected to be $12 million to $13 million, as compared to $8.5 million in capital expenditures in fiscal year 2018.

•                  Depreciation and amortization expense for the second quarter of fiscal year 2019 is estimated to be approximately $16 million, with approximately $11 million attributable to amortization of the Company’s right-of-use asset resulting from the adoption of Accounting Standards Codification 842, “Leases” on the first day of fiscal year 2019.

•                  During the second quarter of fiscal year 2019, the Company expects to open 5 New York & Company stores and 2 Fashion to Figure stores, convert 2 New York & Company stores to Outlet stores, remodel/refresh 2 New York & Company stores, and close 1 New York & Company store.

•                  For fiscal year 2019, the Company expects to open approximately 8 New York & Company stores and 2 Fashion to Figure stores, convert 2 New York & Company stores to Outlet stores, and remodel/refresh 7 New York & Company stores and 2 Outlet stores, and close 12 to 17 New York & Company stores and up to 3 Outlet stores. The Company plans to end fiscal year 2019 with roughly 400 to 405 stores, and approximately 2.0 million of selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce stores, and private label credit card royalties and related revenue are included in comparable store sales. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, Wednesday, May 29, 2019 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13690146 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on May 29, 2019 until 11:59 p.m. Eastern Time on June 5, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13690146.

As a supplement to this press release, slides with information regarding the first quarter results and outlook for second quarter 2019 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Wednesday, May 29, 2019.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the “Company”) is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 410 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise from New York & Company, Fashion to Figure, Happy x Nature, Uncommon Sense, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company’s branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.nyandcompanycloset.com, www.fashiontofigure.com, www.happyxnature.com, and www.uncommonsense.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	13 weeks ended May 4, 2019	% of net sales	13 weeks ended May 5, 2018	% of net sales
Net sales	$200,963	100.0%	$218,829	100.0%

Cost of goods sold, buying and occupancy costs	138,321	68.8%	148,868	68.0%

Gross profit	62,642	31.2%	69,961	32.0%

Selling, general and administrative expenses	65,092	32.4%	66,486	30.4%

Operating (loss) income	(2,450)	(1.2)%	3,475	1.6%

Net interest (income) expense	(315)	(0.2)%	22	—%

Loss on extinguishment of debt	—	—%	239	0.1%

(Loss) income before income taxes	(2,135)	(1.0)%	3,214	1.5%

Provision for income taxes	114	0.1%	128	0.1%

Net (loss) income	$(2,249)	(1.1)%	$3,086	1.4%

Basic (loss) earnings per share	$(0.04)		$0.05

Diluted (loss) earnings per share	$(0.04)		$0.05

Weighted average shares outstanding:
Basic shares of common stock	64,193		63,527
Diluted shares of common stock	64,193		65,404

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(5.3)%	2.7%
Net sales per average selling square foot (a)	$98	$101
Net sales per average store (b)	$490	$504
Average selling square footage per store (c)	4,964	4,985
Ending store count	410	432

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 4, 2019	February 2, 2019*	May 5, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,180	$95,542	$78,019
Accounts receivable	11,729	9,879	14,850
Inventories, net	94,932	82,803	90,984
Prepaid expenses	11,862	16,921	16,557
Other current assets	1,877	1,818	2,059
Total current assets	203,580	206,963	202,469

Property and equipment, net	59,795	63,791	72,701
Operating lease assets	227,342	—	—
Intangible assets	16,766	16,813	17,047
Other assets	883	1,311	1,469
Total assets	$508,366	$288,878	$293,686
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,884	$77,050	$73,937
Accrued expenses	71,426	68,585	73,535
Current operating lease liabilities	40,865	—	—
Income taxes payable	422	375	71
Total current liabilities	187,597	146,010	147,543

Deferred rent	—	25,090	26,353
Non-current operating lease liabilities	216,306	—	—
Other liabilities	29,864	31,165	35,142
Total liabilities	433,767	202,265	209,038

Total stockholders’ equity	74,599	86,613	84,648
Total liabilities and stockholders’ equity	$508,366	$288,878	$293,686

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	13 weeks ended May 4, 2019	13 weeks ended May 5, 2018

Operating activities
Net (loss) income	$(2,249)	$3,086
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	4,880	5,479
Non-cash lease expense	11,029	—
Loss from impairment charges	82	—
Amortization of intangible assets	47	78
Amortization of deferred financing costs	8	34
Write-off of unamortized deferred financing costs	—	239
Share-based compensation expense	710	642
Changes in operating assets and liabilities:
Accounts receivable	(1,251)	(2,506)
Inventories, net	(12,129)	(6,486)
Prepaid expenses	(104)	(110)
Accounts payable	(2,166)	3,848
Accrued expenses	2,566	(3,022)
Income taxes payable	47	43
Deferred rent	—	(864)
Operating lease liabilities	(11,645)	—
Other assets and liabilities	(758)	(935)
Net cash used in operating activities	(10,933)	(474)

Investing activities
Capital expenditures	(910)	(274)
Insurance recoveries	—	184
Net cash used in investing activities	(910)	(90)

Financing activities
Repayment of long-term debt	—	(11,750)
Principal payments on capital lease obligations	(481)	(482)
Shares withheld for payment of employee payroll taxes	(38)	(93)
Net cash used in financing activities	(519)	(12,325)

Net decrease in cash and cash equivalents	(12,362)	(12,889)
Cash and cash equivalents at beginning of period	95,542	90,908
Cash and cash equivalents at end of period	$83,180	$78,019